EXHIBIT 5.1


                                                              [October 30, 2002]

Holmes Financing (No. 6) PLC

Abbey National House
2 Triton Square
Regents Place
London NW1 3AN



                                      DRAFT

 Dear Sirs

US DOLLAR SERIES 1 CLASS A NOTES; US DOLLAR SERIES 1 CLASS B NOTES;
US DOLLAR SERIES 1 CLASS C NOTES; US DOLLAR SERIES 2 CLASS A NOTES; US DOLLAR SERIES 2 CLASS B NOTES; US DOLLAR SERIES 2 CLASS C NOTES; US DOLLAR SERIES 4 CLASS A1 NOTES; US DOLLAR SERIES 4 CLASS B NOTES; AND US DOLLAR SERIES 4 CLASS C NOTES (THE "NOTES")


REGISTRATION STATEMENT ON FORM S-11
(FILE NO. 333-99349)


     We have acted as English legal advisers to Holmes Financing (No. 6) PLC (the "Company") in connection with the above-referenced Registration Statement in respect of the proposed issue of the Notes by the Company.

     Unless the context otherwise requires, expressions defined in the Issue Documents (as defined below) have the same meanings when used in this opinion and, where the context requires, references to the Notes include references to the Notes in global form.

     We have examined copies of the documents mentioned in the Schedule to this opinion and such other documents as we have considered necessary.

The letter sets out our opinion on certain matters of English law as at today's date. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be construed in accordance with English law.


     We have assumed:--


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     (A)  the capacity, power and authority of each of the parties (other than the Company, Holmes Funding Limited, Holmes Trustees Limited and Abbey National plc (together the "Relevant Parties")) to execute, deliver and perform the terms of the documents specified in Part I of the Schedule to which they are party (together, the "Issue Documents");

     (B) the due execution and delivery of the Issue Documents and that the copies of the Memorandum and Articles of Association of the Relevant Parties examined by us are complete and up to date and would, if issued today, comply, as respects the Articles of Association, with
          Section 380 of the Companies Act 1985;

     (C) that the Underwriting Agreement is valid and binding on the parties under the laws of the State of New York by which it is expressed to be governed;

     (D) that the Notes will be duly executed, issued and authenticated in accordance with the provisions of the Underwriting Agreement, the Sixth Issuer Paying Agent and Agent Bank Agreement and the Sixth Issuer Note Trust Deed;

     (E) that no law of any jurisdiction outside England and Wales would render such execution, delivery or issue illegal or ineffective and that, insofar as any obligation under any of the Issue Documents or the Notes is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

     (F)  that the information disclosed by the Company Search referred to in
          Part II of the Schedule and by our telephone search on 30th October, 2002 at the Central Registry of Winding up Petitions in relation to the Relevant Parties was then complete, up to date and accurate and has not since then been materially altered or added to and those searches did not fail to disclose any information relevant for the purposes of this opinion.

     (G) none of the Relevant Parties has made any proposal for a voluntary arrangement under Part I of the Insolvency Act 1986 or passed any voluntary winding-up resolution; no petition has been presented or order made by a court for the winding-up, dissolution or administration of any of the Relevant Parties and no administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to any of the Relevant Parties or any of their assets or revenues;

     (H) that the Minutes referred to in Part II of the Schedule are a true record of the proceedings described therein of duly convened, constituted and quorate meetings of the Boards of Directors of the Relevant Parties acting in the interests and for a proper purpose of the respective Relevant Party, and that the relevant meetings were duly held and that the authorisations given thereat have not subsequently been revoked or amended;



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     (I)  and have not verified the accuracy in respect of factual matters referred to in each Issue Document (including, without limitation, the accuracy of the representations and warranties therein);

     (J) that the Issue Documents will in all material respects relevant hereto be executed and delivered substantially in the form of the relevant exhibit to the Registration Statement;

     (K) that none of the parties to the Issue Documents has taken or will take any action in relation to the Notes (i) which would be a contravention of the Financial Services and Markets Act 2000 (the "FSMA") or (ii) in consequence of anything said or done by a person in the course of carrying on a regulated activity (within the meaning of the FSMA) in contravention of the FSMA; and

     (L) that any party to any of the Issue Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the issue, offering or sale of the Notes.

     Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters of fact not disclosed to us, we are of the opinion that the Notes will constitute valid and binding obligations of the Company. As a result, those obligations would be enforceable in proceedings before the English courts.

     Our opinion is qualified by the following reservations:-

     (A) Any enforcement of the obligations of the Company in proceedings before the English courts would be by way of grant of a remedy in the event of a breach of those obligations. The nature and availability of the remedies provided by the English courts would depend on the circumstances. These remedies, including an order by the court requiring the payment of damages or the payment of a sum due, would be available subject to principles of law, equity and procedures of general application. Some remedies, including an order by the court requiring specific performance of an obligation or the issue of an injunction, would be entirely within the discretion of the court. The possibility of obtaining any remedy would be lost if proceedings were not to be commenced within certain time limits. The English courts have power to stay proceedings and may decline jurisdiction, notably if concurrent proceedings are being brought elsewhere. Accordingly,

     (B) Laws relating to liquidation or administration or other laws or procedures affecting generally the enforcement of creditors' rights may affect the obligations of the Company under the Notes and the remedies generally available.


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          enforcement of the obligations of the Company under the Notes would not be certain in every circumstance.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Slaughter and May under the captions "Legal matters", "Summary of prospectus", "United Kingdom tax status" and "United Kingdom taxation" in the Prospectus. In giving such consent, we do not admit that we are "experts", within the meaning of the term used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

     This opinion shall be governed by and construed in accordance with English law.


Yours faithfully,

   /s/ SLAUGHTER AND MAY
------------------------------
     Slaughter and May


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                                    SCHEDULE

                                     PART 1

1. A copy of the draft underwriting agreement in respect of the Series 1 Sixth Issuer Notes, the Series 2 Sixth Issuer Notes and the Series 4 Sixth Issuer Notes (other than the Series 4 Class A2 Sixth Issuer Notes) between the Company, Abbey National plc, Holmes Funding Limited, Holmes Trustees Limited, J.P. Morgan Securities Inc. and Barclays Capital Inc., exhibited as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

2. A copy of draft sixth issuer trust deed between the Company and the Bank of New York, exhibited as Exhibit 4.6 to the Registration Statement (the "Sixth Issuer Trust Deed").

3. A copy of the draft sixth issuer paying agent and agent bank agreement between the Company, JPMorgan Chase Bank, London Branch, J.P. Morgan Bank Luxembourg S.A., JPMorgan Chase Bank, New York Branch and The Bank of New York, exhibited as Exhibit 4.7 to the Registration Statement (the "Sixth Issuer Paying Agent and Agent Bank Agreement").

                                    PART II

4. The Minutes of a Meeting of the Board of Directors of the Company held on 10th October, 2002 signed by Martin McDermott as the Chairman of that Meeting.

5. The Minutes of a Meeting of the Board of Directors of Holmes Funding Limited held on 10th October, 2002 signed by Martin McDermott as the Chairman of that Meeting.

6. The Minutes of a Meeting of the Board of Directors of Holmes Trustees Limited held on 10th October, 2002 signed by Martin McDermott as the Chairman of that Meeting.

7. A copy of an extract from the Minutes of a Meeting of the Board of Directors of Abbey National plc held on 17th September, 2002 certified on behalf of the secretary of the company as a true extract from those Minutes on 23rd October, 2002.


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8.   A copy of the Memorandum of Association and Articles of Association of the
     Company, certified as a true copy of behalf of SPV Management Limited, as a director of the Company, on 28th October, 2002.

9. A copy of the Memorandum of Association and Articles of Association of Holmes Funding Limited, certified as a true copy on behalf of the secretary of the company on 25th October, 2002.

10. A copy of the Memorandum of Association and Articles of Association of Holmes Trustees Limited, certified as a true copy on behalf of the secretary of the company on 25th October, 2002.

11. A copy of the Memorandum of Association and Articles of Association of Abbey National plc, certified as a true copy on behalf of the secretary of the company on 25th October, 2002.

12. The entries shown on the CH Direct print outs obtained by us from the Companies House database on 30th October, 2002 of the files of the Relevant Parties maintained at Companies House (the "Company Search").